UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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EXANTAS CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

N/A

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EXANTAS CAPITAL CORP.

717 Fifth Avenue                New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 10, 2020

To the Stockholders of EXANTAS CAPITAL CORP.:

Notice is hereby given that the annual meeting of stockholders of EXANTAS CAPITAL CORP., a Maryland corporation, will be held* at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania, on Wednesday, June 10, 2020, at 11:00 a.m. (the “Meeting”), for the following purposes:

1.	To elect the eight directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders in 2021.

2.	To vote on a non-binding resolution to approve the compensation of our named executive officers (the “Say on Pay” vote).

3.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for Exantas Capital Corp. for the fiscal year ending December 31, 2020.

4.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

We cordially invite all of our stockholders to attend the Meeting, though only stockholders of record at the close of business on April 17, 2020, which we refer to as the record date, will be entitled to vote. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days before the Meeting at our offices at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania.

*

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, we are taking precautions and planning for the possibility that the Meeting may be held at a different location or solely by means of remote communication (i.e., a virtual-only meeting) and with additional procedures to protect public health and safety. If we determine to hold the Meeting in this manner, we will announce the decision in advance, and will provide details on how to participate at http://exantas.investorroom.com. We encourage you to check this website prior to the Meeting if you plan to attend.

By order of the Board of Directors,

Michele R. Weisbaum, Secretary

April 27, 2020

YOUR VOTE IS IMPORTANT

Instead of mailing a printed copy of our proxy materials to all of our stockholders, we are using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. This process provides stockholders with a convenient and quick way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and mailing these materials. Accordingly, on or about April 27, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record on our books at the close of business on April 17, 2020, which is the record date for the Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request receipt of proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•	Vote by Mail, if you received a printed copy of the proxy materials, by returning the proxy card (signed and dated) in the envelope provided; or

•	Vote in person at the Meeting*.

If your shares are held in “street name,” meaning that they are registered in the name of a broker or other nominee, you will receive instructions from such broker or nominee that you must follow for your shares to be voted.

Whether or not you plan to attend the Meeting in person*, we encourage you to vote as soon as possible to ensure that your shares are represented at the Meeting.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2020: The proxy statement and our 2019 annual report are available at http://exantas.investorroom.com/annual-reports-and-proxys.

EXANTAS CAPITAL CORP.

717 Fifth Avenue             New York, NY 10022

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 10, 2020

ABOUT THE MEETING

Solicitation of Proxies. This proxy statement and the accompanying proxy are furnished to stockholders of Exantas Capital Corp. (the “Company”) in connection with the solicitation by our Board of Directors (the “Board”) of proxies for use at the 2020 annual meeting of stockholders of the Company (the “Meeting”), to be held on June 10, 2020, at 11:00 a.m. at 1845 Walnut Street, 17th Floor, Philadelphia, Pennsylvania*, and at any and all adjournments, postponements or continuations thereof.

Mailing Date. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy via the Internet, telephone or by mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 27, 2020.

Who Can Vote. Only holders of record of our common stock at the close of business on April 17, 2020 will be entitled to notice of, and to vote at, the Meeting. Each of the approximately 32,042,061 shares of our common stock outstanding on that date is entitled to one vote on each matter that comes before the Meeting.

How to Vote — Proxy Instructions. If you are a holder of record of Exantas Capital Corp. common stock, you may vote your shares over the Internet, by telephone, by using a traditional proxy card or in person at the Meeting. Refer to the Notice of Internet Availability of Proxy Materials or your proxy or voting instruction card to see which options are available to you and how to use them. Stockholders who hold their shares in “street name” will receive a Notice of Internet Availability of Proxy Materials from the institution that holds their shares and should follow the voting instructions given by that institution.

You may specify whether your shares should be voted for all, some or none of the nominees for director (Proposal 1); you may specify whether your shares should be voted for or against, or whether you abstain from voting on, the approval of our 2019 executive compensation program (Proposal 2); and you may specify whether your shares should be voted for or against, or whether you abstain from voting on, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 3).

If you do not vote your shares for the election of directors or Say on Pay, your brokerage firm may not vote them for you and your shares will remain unvoted. Therefore, it is important that you vote your shares for all proposals, including Proposals 1 and 2, each of which are viewed as non-routine matters for which brokerage firms may not vote on your behalf without your instructions.

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board, FOR: (i) the election of all directors in Proposal 1; (ii) the approval of the Say on Pay vote in Proposal 2; and (iii) the ratification of our independent registered public accounting firm in Proposal 3.

Broker Non-Votes. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Generally banks and brokers may vote their customers’ shares on proposals considered “routine” and may not vote their customers’ shares on proposals that are not considered “routine” if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. This means that if you do not directly vote your shares and you do not give your broker or nominee specific instructions on how to vote your shares, then your broker or nominee does not have authority to vote your shares with respect to such matters and your shares will not be voted on such matters. Proposals 1 and 2 described below are not considered “routine” matters. Proposal 3 described below is considered a “routine” matter.

Revocation of Proxies. If you are a holder of record, you may revoke your proxy at any time before it is exercised in any of three ways:

1)	by submitting written notice of revocation to our Secretary;

2)	by submitting another proxy by mail that is later dated and properly signed; or

3)	by voting in person at the Meeting*.

If your shares are held in street name, you must contact your broker or nominee to revoke and vote your proxy.

Quorum. A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the stockholders at the Meeting are present, in person or by proxy. Broker non-votes and abstentions are counted as present at the Meeting for purposes of determining the existence of a quorum, but because they are neither a vote cast in favor of, nor a vote cast opposing, a proposed action, abstentions and broker non-votes typically will not be counted as a vote cast on any matter, except with respect to matters subject to New York Stock Exchange (“NYSE”) approval standards where abstentions are deemed to be votes cast for NYSE compliance purposes.

Required Vote. The number of votes required for someone to be elected as a director is dependent on whether an election is contested or uncontested. Our bylaws define an election as contested if there are more candidates for election than the number of directors to be elected. The election described in Proposal 1 below is an uncontested election. In order to be elected as a director in an uncontested election as described in Proposal 1 below, each director is elected by a majority of votes cast with respect to such director nominee at a meeting of stockholders duly called and at which a quorum is present. A “majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” include votes “for” and votes “against”, but exclude abstentions and broker non-votes with respect to a director’s election. In the case of any contested election, our bylaws provide that directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

In order to approve our Say on Pay vote as described in Proposal 2 and ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending December 31, 2020 as described in Proposal 3 below, a majority of the votes cast in person or by proxy at the Meeting is required. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Proposal 2 is advisory and not binding on the Board or us. For purposes of the vote on Proposal 3, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Other Business. We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs. We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer or employee will be specially compensated for soliciting such proxies. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of our common stock at our expense.

Householding of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold common stock directly. Requests should be addressed to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services Department, or by calling 1-800-937-5449 (+1-718-921-8200 for foreign stockholders). We will promptly furnish a separate copy of the proxy statement upon a written or oral request by a stockholder currently subject to householding.

*	Please see the Meeting Notice on the cover page regarding potential changes to the Meeting location and related matters.

SECURITY OWNERSHIP

The following table sets forth the number and percentage of shares of common stock owned, as of April 17, 2020, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our present directors and nominees for director, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days of April 17, 2020. Shares of common stock issuable pursuant to options, warrants or the conversion of debt securities are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Executive officers and directors(1) (2)	Shares Owned		Percentage
Jeffrey P. Cohen	119,737	(3)	*
Andrew L. Farkas	975,252	(4)	3.04%
William B. Hart	103,878		*
Gary Ickowicz	28,322		*
Steven J. Kessler	56,281		*
Murray S. Levin	32,003		*
P. Sherrill Neff	27,783		*
Henry R. Silverman	10,282		*
			*
Eldron C. Blackwell	16,298		*
David J. Bryant	105,606	(5)	*
Thomas C. Elliott	124,963	(6)	*
Robert C. Lieber	95,083		*
Matthew J. Stern	61,485		*
All executive officers and directors as a group (16 persons)	1,816,542		5.67%

Other owners of more than 5% of outstanding shares
Blackrock, Inc.	3,258,046	(7)	10.17%
HBK Investments L.P.	2,167,688	(8)	6.77%
The Vanguard Group	1,708,926	(9)	5.33%
Oaktree Capital Group Holdings GP, LLC	3,481,288	(10)	9.80%

*	Less than 1%
(1)	The address for all of our executive officers and directors is c/o Exantas Capital Corp., 717 Fifth Avenue, New York, New York 10022.
(2)	Includes unvested restricted stock because each person has the right to vote and receive dividends on such shares.
(3)	Includes 3,500 shares held in his spouse’s IRA.
(4)

Includes 780,025 shares collectively held by Resource Capital Investor, Inc. and Exantas Capital Manager Inc., each of which is an indirect wholly-owned subsidiary of C-III Capital Partners LLC (“C-III”). C-III is externally managed by Island Capital Group LLC, through which the reporting person, as a principal, has investment discretion. Mr. Farkas disclaims beneficial ownership of these shares. Also includes 38,600 shares held by a limited liability company.

(5)	Includes 250 shares held in his spouse’s IRA.
(6)	Includes 374 shares held as Uniform Gifts to Minors Act custodian.
(7)

This information is based on Form 13G/A filed with the SEC on February 4, 2020 by Blackrock, Inc., as a parent holding company or control person of certain named funds. Blackrock Inc.’s address is 55 East 52nd Street, New York, New York 10022.

(8)

This information is based on Form 13G/A filed with the SEC on February 18, 2020 by HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC, HBK Capital Ltd. and HBK Master Fund L.P. HBK Investment L.P.’s address is 2300 North Field Street, Suite 2200, Dallas, Texas 75201.

(9)

This information is based on Form 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, as a parent holding company or control person of certain named funds. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)

This information is based on Form 13G/A filed on February 14, 2020. Oaktree Capital Group Holdings GP, LLC, Oaktree Capital Group, LLC, Oaktree Real Estate Debt Holdings, Ltd., Oaktree Real Estate Debt Holdings II, Ltd., Oaktree Capital Management, L.P., Investin Pro RED Holdings, LLC, Oaktree (Lux.) III – Oaktree Global Credit Fund, Oaktree Global Credit Holdings (Delaware), L.P., Oaktree Global Credit Fund GP, L.P., Oaktree Global Credit Fund GP Ltd., Oaktree TSE-16 Real Estate Debt, LLC, Oaktree Fund GP IIA, LLC, Oaktree Fund GP II, L.P., Oaktree Capital II, L.P., Oaktree Structured Credit Income Fund Holdings (Delaware), L.P., Oaktree Structured Credit Income Fund GP, L.P., Oaktree Structured Credit Income Fund GP Ltd., Oaktree GC Super Fund, L.P., Oaktree GC Super Fund GP, L.P., Oaktree Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Management GP, LLC, Atlas OCM Holdings LLC, Brookfield Asset Management Inc. and Partners Limited are entitled to receive 5,289,325 common shares upon conversion of our 4.50% Convertible Senior Notes Due 2022 (the “Notes”), for a total ownership percentage of 14.17%. However, this table reflects the number of common shares into which they may convert their Notes based upon our charter prohibition restricting ownership to no more than 9.8% of our shares. The holders’ address is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

The following table sets forth the number and percentage of shares of our 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock owned, as of April 17, 2020, by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding shares of preferred stock, (b) each of our present directors and nominees for director, (c) each of our named executive officers and (d) all of our executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days of April 17, 2020.

Executive officers and directors (1)	Series C Preferred Shares Beneficially Owned		Percentage
Jeffrey P. Cohen	15,380	(2)	*
Andrew L. Farkas	3,607	(3)	*
William B. Hart	—		—
Gary Ickowicz	—		—
Steven J. Kessler	—		—
Murray S. Levin	—		—
P. Sherrill Neff	—		—
Henry R. Silverman	—		—

Eldron C. Blackwell	—		—
David J. Bryant	5,200		*
Thomas C. Elliott	4,709		*
Robert C. Lieber	4,350		*
Matthew J. Stern	3,000		*
All executive officers and directors as a group (16 persons)	36,246		*

*	Less than 1%
(1)	The address for all of our executive officers and directors is c/o Exantas Capital Corp., 717 Fifth Avenue, New York, New York 10022.
(2)	Includes 6,830 shares held in his spouse’s IRA.
(3)	Shares are held by a limited liability company and Mr. Farkas disclaims beneficial ownership of these shares.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of its Nominating and Governance Committee, has nominated Messrs. Jeffrey P. Cohen, Andrew L. Farkas, William B. Hart, Gary Ickowicz, Steven J. Kessler, Murray S. Levin, P. Sherrill Neff and Henry R. Silverman to serve as our directors until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. The stockholders have the right to annually elect all eight director nominees to our Board.

The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Cohen, Farkas, Hart, Ickowicz, Kessler, Levin, Neff and Silverman. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Nominating and Governance Committee of the Board may recommend in the place of such nominee. The Board recommends that stockholders vote “FOR” all of the nominees.

Information is set forth below regarding the principal occupation of each Board nominee. There are no family relationships among the nominees.

Nominees for Election

Jeffrey P. Cohen, age 52, has been a director since September 2016. Mr. Cohen has served as an Executive Vice President of Resource America, Inc. since September 2016. Mr. Cohen has served as President of C-III Capital Partners LLC (“C-III”), a diversified commercial real estate services and investment management company, since January 2019. He previously served as an Executive Managing Director of C-III from January 2011 to December 2018, during which period he had primary responsibility for its mergers and acquisitions and corporate finance activities. Mr. Cohen has also served as the President of Island Capital Group LLC (“Island Capital”), a leading real estate merchant bank that externally manages and controls C-III, since September 2006 and has been a principal of Island Capital since it was established in 2003. Prior to joining Island Capital in 2003, Mr. Cohen was an Executive Vice President of Insignia Financial Group, Inc. (NYSE: IFS) from 1997 to 2003. Before joining Insignia, Mr. Cohen served as a corporate attorney with the New York City law firm of Rogers & Wells (now Clifford Chance) from 1993 to 1997 where he primarily worked on matters relating to mergers and acquisitions, capital markets and corporate finance. Mr. Cohen is a member of the board of trustees of Dean College in Franklin, Massachusetts and serves on the board’s Executive Committee and Finance/Investment Committee.

Mr. Cohen brings to the Board extensive industry experience and strategic planning, executive management and financing experience. In addition, the Board will benefit from the depth and breadth of his experience in investments, mergers and acquisitions and corporate finance as well as his understanding of complex financial transactions.

Andrew L. Farkas, age 59, has been our Chairman since September 2016. Mr. Farkas has served as President and Chief Executive Officer of Resource America since September 2016. Mr. Farkas has served as Chief Executive Officer of C-III, a diversified commercial real estate services and investment management company, since it was founded in March 2010. Mr. Farkas has also served as the Managing Member, Chairman and Chief Executive Officer of Island Capital since it was founded in May 2003. Prior to founding Island Capital, Mr. Farkas served as Chairman and Chief Executive Officer of Insignia Financial Group, Inc. (NYSE: IFS), a global real estate services company that he founded in 1990. Mr. Farkas served as a director of M-III Acquisition Corp. (NASDAQ: MIIIU) from 2016 until its merger into Infrastructure & Energy Alternatives, Inc., a publicly-traded (NASDAQ: IEA) infrastructure construction company, in 2018. Mr. Farkas also serves as Graduate Chairman of the Hasty Pudding Institute of 1770, a prestigious co-ed social institution at Harvard University.

Mr. Farkas brings to the Board over 35 years of real estate and investment experience. Mr. Farkas’ extensive experience in founding, operating and managing real estate companies enables him to provide valuable expertise to us and his business and industry experience add strategic vision to the Board to assist with our growth, operations and development. Mr. Farkas will be able to draw upon these diverse experiences to provide guidance and leadership.

William B. Hart, age 76, has been a director since March 2005. Mr. Hart was Chairman of the Board of Trustees of the National Trust for Historic Preservation from 1999 to 2004. He was also a director of Anthem, Inc. (now Wellpoint, Inc.), a publicly-traded (NYSE: WLP) health insurance company, from 2000 to 2004. Mr. Hart was Director of SIS Bancorp from 1995 to 2000. From 1988 to 1999, Mr. Hart served in various positions with Blue Cross/Blue Shield of New Hampshire, ending as Chairman of its Audit Committee and Chairman of its Board of Directors from 1996 to 1999. He also previously served as President of the Foundation for the National Capital Region, Washington, DC and President of The Dunfey Group, a private investment firm. He also previously served as a director of First NH Banks where he was Chairman of the Audit Committee from 1992 to 1994.

Mr. Hart has extensive experience in finance and investment management, both as an officer and director of banks and insurance companies, as well as an officer of a private investment firm. Mr. Hart also brings significant experience from his prior service as a director of public and private companies.

Gary Ickowicz, age 64, has been a director since February 2007. Mr. Ickowicz has been the Managing Partner of IR Capital LLC, a real estate company that owns and operates real estate assets in the New York Metropolitan area since 2008. He was a Managing Principal of Lazard Freres Real Estate Investors, a manager of funds invested in debt and equity securities of North American real estate assets and enterprises, from 2001 to 2011. He was a director of Lazard Freres’s real estate investment banking unit from 1989 through 2001. Since 2000 he has been a director of Grant Street Settlement, and since 2002 he has been a director of NCC/Neumann, both not-for-profit developers of senior housing. From 2001 to 2011, he was a director of Commonwealth Atlantic Properties, Inc., a privately-held REIT. Mr. Ickowicz previously served as a director of Kimsouth, Inc., a joint venture with Kimco Realty Corporation, a publicly-traded (NYSE: KIM) REIT.

Mr. Ickowicz has broad real estate and real estate finance experience as a principal in the real estate operations of an international investment bank. The Board will also benefit from his prior experience as a director of a REIT and his experience as a director of several real estate ventures.

Steven J. Kessler, age 77, has been a director since November 2009 and served as our Chairman from November 2009 until September 2016. Mr. Kessler is a founding co-managing member of RSR SC LLC since November 2015 as well as a member of RSR Sycamore GP LLC since September 2016 and RSR Sycamore GP II, LLC since August 2018, each of which operates under the EB-5 Immigrant Investor Program which was created by Congress in 1990 to stimulate the U.S. economy through job creation and capital investment by foreign investors. Mr. Kessler served as our Senior Vice President-Finance from September 2005 to November 2009 and, before that, served as our Chief Financial Officer, Chief Accounting Officer and Treasurer from March 2005 to September 2005. Mr. Kessler was Executive Vice President of Resource America from 2005 until September 2016 and was Chief Financial Officer from 1997 to December 2009 and Senior Vice President from 1997 to 2005. He was a Trustee of GMH Communities Trust, a then publicly-traded specialty housing REIT, from 2004 to 2008 when it was sold. He previously served as Vice President - Finance and Acquisitions at Kravco Company, a shopping center developer and operator. Prior to that time, he was employed as Chief Financial Officer and Chief Operating Officer by Strouse Greenberg & Co., a regional full service real estate company. Before that, he was a partner at Touche Ross & Co. (now Deloitte & Touche LLP), independent public accountants.

Mr. Kessler has a significant financial and accounting background in real estate as the former Chief Financial Officer of Resource America and, previously, as a principal financial officer for major operators of commercial real estate. Mr. Kessler also brings a deep knowledge of the Company resulting from his prior service as Chairman from 2009 to 2016 and as a member of the Investment Committee.

Murray S. Levin, age 77, has been a director since March 2005. Mr. Levin is a special counsel at Pepper Hamilton LLP, a law firm with which he has been associated since 1970. Mr. Levin served as the first American president of the Association Internationale des Jeunes Avocats (Young Lawyers International Association), headquartered in Western Europe. He is a past president of the American Chapter and a member of the board of governors of the Union Internationale des Avocats (International Association of Lawyers), a Paris-based organization that is the world’s oldest international lawyers association.

Mr. Levin has a lengthy and diverse legal background and has practiced complex litigation law for over 40 years. Having served as a corporate director and committee member in various capacities for 17 years, Mr. Levin offers a unique and invaluable perspective into corporate governance matters.

P. Sherrill Neff, age 68, has been a director since March 2005. Mr. Neff is a founding partner of Quaker Partners, a health care venture and growth equity fund manager, with which he has been associated since 2002. From 1994 to 2002, he was President, Chief Operating Officer and Chief Financial Officer, and from 1994 to 2003, a director of Neose Technologies, Inc., a then publicly-traded life sciences company. Mr. Neff previously held positions as a senior executive of U.S. Healthcare, a leading publicly traded healthcare company; as a Managing Director in the Investment Banking Division of Alex. Brown & Sons, Inc.; and as a corporate attorney at Morgan, Lewis & Bockius. Mr. Neff was also a director of Resource America from 1998 to 2005. Since 2017, Mr. Neff has been a director of KBL Merger Corp. IV, a publicly-traded (NASDAQ: KBLM) special purpose acquisition company. Mr. Neff is on the boards of directors of two privately held Quaker Partners portfolio companies. Mr. Neff was also a director of Amicus Therapeutics, a publicly-traded (NASDAQ: FOLD) biopharmaceutical company, from 2005 to 2011, and Regado BioSciences, Inc., a then publicly-traded (NASDAQ: RGDO) biopharmaceutical company, from 2012 until its merger into Tobira BioSciences, a then publicly-traded (NASDAQ: TBRA) biopharmaceutical company in 2015 and Cempra, Inc., a then publicly-traded (NASDAQ: CEMP) biopharmaceutical company, from 2011 until its merger into Melinta Therapeutics, Inc., a then-publicly traded (NASDAQ: MLNT) biopharmaceutical company in 2017. Until 2013, he was a member of the board of directors of the National Venture Capital Association.

Mr. Neff has significant experience in investments, operations and finance as a principal or officer of a venture fund and various public companies and, prior thereto, as an investment banker. The Board benefits from his investment expertise as well as his valuable financial experience.

Henry R. Silverman, age 79, has been a director since June 2017. Mr. Silverman has been the Managing Member, Chief Executive Officer and a principal owner of 54 Madison LLC, a real estate development company, since June 2015. From January 2012 to May 2015, Mr. Silverman served as the Global Head of Real Estate and Infrastructure at Guggenheim Partners, LLC, a private equity firm. From 2007 through 2011, Mr. Silverman was Chief Operating Officer, a director, Vice Chairman of the Board and a member of the Executive Committee of Apollo Global Management, a private equity firm. From 1990 through 2006, Mr. Silverman was Chairman of the Board and Chief Executive Officer of Cendant Corporation, a global provider of consumer and business services within the travel and residential real estate sectors. In 2006-2007, Mr. Silverman conceived and executed a plan to separate Cendant into nine individual, now public, companies. Prior to Cendant, Mr. Silverman served as Chief Investment Officer of two private equity funds, Reliance Capital Group, and Blackstone Capital Partners I. While at Reliance, Mr. Silverman founded Telemundo, the Spanish-language television network, where he served as Chairman and Chief Executive Officer from 1997 until 2002 when it was sold to General Electric. Mr. Silverman is Chairman of the Jacob K. Javits Convention Center and an Overseer of the NYU Langone Medical Center.

Mr. Silverman brings over 50 years of business experience to the Board. Mr. Silverman has extensive experience as managing member, chief executive officer and a principal owner of a real estate development company as well as extensive operating and investment experience from his work with private equity firms. The Board also benefits from Mr. Silverman’s business acumen, as demonstrated by his role in building Cendant Corporation into a multibillion dollar business services company.

Non-Director Executive Officers

Robert C. Lieber, age 65, has been our Chief Executive Officer since September 2016 and also served as our President from September 2016 to May 2017. Mr. Lieber has served as an Executive Vice President of Resource America since September 2016. Mr. Lieber also serves as an Executive Managing Director of both Island Capital and C-III, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development from January 2007 to July 2010. Prior to joining the Bloomberg administration, Mr. Lieber was employed by Lehman Brothers Holdings Inc. for 23 years, serving most recently as a Managing Director of a real estate private equity fund and previously as the Global Head of Real Estate Investment Banking. Mr. Lieber also serves as a director of Tutor Perini Corporation, a publicly-traded (NYSE: TPC) general contracting and construction management company since August 2014 and also serves on its audit and compensation committees, and Resource Real Estate Opportunity REIT, Inc. (“Resource Opportunity REIT”), a non-traded real estate investment trust sponsored by Resource Real Estate, LLC since February 2018. Mr. Lieber served as a director of ACRE Realty Investors Inc., formerly a publicly-traded (NYSE MKT: AIII) commercial real estate company, from January 2015 to April 2018. He served as a board member and secretary of the board as well as a trustee for the Urban Land Institute and formerly served as chairman of the Zell-Lurie Real Estate Center at The Wharton School, University of Pennsylvania. Mr. Lieber serves as a director and executive committee member of the Greater New York City YMCA as well as a director of Scenic Hudson and the Central Park Conservancy in New York City.

Matthew J. Stern, age 46, has been our President since May 2017. Mr. Stern has served as an Executive Vice President of Resource America, Inc. since September 2016. Mr. Stern has been an Executive Managing Director of Island Capital and C-III since January 2019, and from April 2010 to December 2018 he served as a Managing Director and then Senior Managing Director of those entities, focusing primarily on mergers and acquisitions, corporate finance and business development activities. Prior to joining Island Capital and C-III in 2010, Mr. Stern served as Managing Director of Centerline Capital Group’s (NASDAQ: CLNH) (“Centerline”) investment banking and corporate finance groups, where he had primary responsibility for Centerline’s mergers and acquisitions and corporate finance functions from 2006 to 2010. Before joining Centerline, Mr. Stern worked in the Global Mergers & Acquisitions Group of Lehman Brothers Holdings Inc., working primarily on mergers and acquisitions, capital markets and corporate finance transactions.

David J. Bryant, age 62, has been our Senior Vice President, Chief Financial Officer and Treasurer since June 2006, and was our Chief Accounting Officer from 2006 to 2014. From 2005 to 2006 Mr. Bryant served as Senior Vice-President, Real Estate Services, at Pennsylvania Real Estate Investment Trust, a publicly-traded (NYSE: PEI) REIT principally engaged in owning, managing, developing and leasing malls and strip centers in the eastern United States. From 2000 to 2005, Mr. Bryant served as PEI’s Senior Vice President-Finance and Treasurer, and was its principal accounting officer. Prior to that time, Mr. Bryant was Vice President-Finance and Controller at PEI and its predecessor, The Rubin Organization. Mr. Bryant serves as vice chairman of the board of the Freire and TECH Freire charter schools in Philadelphia, Pennsylvania. Mr. Bryant is a non-active certified public accountant.

Michele R. Weisbaum, age 59, has been our Chief Legal Officer, Senior Vice President and Secretary since September 2016. Ms. Weisbaum has been Chief Legal Officer, Senior Vice President and Secretary of Resource Opportunity REIT since June 2009, of Resource Real Estate Opportunity REIT II, Inc. (“Resource Opportunity REIT II”) since October 2012, and of Resource Apartment REIT III, Inc. (“Resource Apartment REIT”) since July 2015. Ms. Weisbaum has also served as a Senior Vice President and Chief Legal Officer of Resource America since September 2016 and an Executive Vice President, General Counsel and Secretary of Resource Real Estate, LLC since April 2017 and prior to that served as its Senior Vice President, since January 2014, Vice President from August 2007 to December 2013, and General Counsel and Secretary, since August 2007. Ms. Weisbaum joined Resource Real Estate in October 2006 from Ledgewood Law, a Philadelphia-based law firm, where she practiced commercial real estate law as an associate and later as a partner of the firm. Prior to Ledgewood, Ms. Weisbaum was a Vice President and Assistant General Counsel at the Philadelphia Stock Exchange.

Paul A. Hughson, age 58, has been our Executive Vice President since September 2017 and leads the Company’s commercial real estate lending activities. Mr. Hughson is an Executive Managing Director of Island Capital, which he joined in 2009. Since its formation in 2010, Mr. Hughson has also served as an Executive Managing Director of C-III. Before joining Island Capital, Mr. Hughson was a member of the Lehman Brothers Global Real Estate Group for 15 years, where he was the head of global credit distribution. Mr. Hughson joined Lehman Brothers in 1993. Prior to Lehman Brothers, he was a real estate attorney at the law firm Thacher Proffitt & Wood. Mr. Hughson served as a director of Resource Apartment REIT, a non-traded real estate investment trust sponsored by Resource Real Estate, LLC, from September 2016 to April 2018.

Thomas C. Elliott, age 47, has been our Executive Vice President - Finance and Operations since February 2017 and was our Senior Vice President - Finance and Operations from September 2006 to February 2017 and, prior to that, was our Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006. He was our Senior Vice President - Assets and Liabilities Management from June 2005 until September 2005 and, before that, served as our Vice President - Finance from March 2005. Mr. Elliott has been Chief Financial Officer of Resource America since December 2009, Executive Vice President since September 2016 and Senior Vice President since 2005. He was Senior Vice President - Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President - Finance from 2005 to 2006 and Vice President - Finance from 2001 to 2005. Prior to that time, Mr. Elliott was a Vice President at Fidelity Leasing, Inc., a former equipment leasing subsidiary of Resource America, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments.

Eldron C. Blackwell, age 41, has been our Vice President and Chief Accounting Officer since March 2014. Mr. Blackwell was the Assistant Controller for New Penn Financial, LLC, a residential mortgage lender, from March 2013 to March 2014. From September 2001 to March 2013, he was a Senior Manager in the audit practice of the global accounting firm Grant Thornton LLP. Mr. Blackwell serves as board president for Freire Schools in Philadelphia, Pennsylvania.

Other Significant Employees

The following sets forth certain information regarding other significant employees of Resource America, C-III and Exantas Capital Manager Inc. (our “Manager”) who provide services to us:

George E. Carleton, age 62, has been an Executive Vice President of Resource America since September 2016. Mr. Carleton is an Executive Managing Director of Island Capital, which he joined when the company was formed in 2003. Since its formation in 2010, Mr. Carleton has also served as an Executive Managing Director of C-III. Mr. Carleton has served as President and Chief Operating Officer of Resource Opportunity REIT since June 2017. He has served as a director of Resource Opportunity REIT II since September 2016 and as its President and Chief Operating Officer since June 2017. Mr. Carleton has served as a director of Resource Apartment REIT since April 2018 and as its President and Chief Operating Officer since June 2017. Prior to joining Island Capital, Mr. Carleton was a Senior Managing Director of Insignia Financial Group, Inc. (NYSE: IFS) from 1993 to 2003. Prior to joining Insignia, he held various positions at Travelers Insurance Real Estate Department, which he joined in 1981.

Michael Pierro, age 48, has been our Vice President since June 2018. Mr. Pierro also serves as a Senior Managing Director of C-III since January 2015, and previously served as Managing Director from April 2011 to January 2015 and Director from March 2010 to April 2011. Mr. Pierro has also been a Vice President of Exantas Real Estate Funding LLC since 2018. Mr. Pierro is responsible for capital markets activities including structuring, hedging and financing operations of the Company and Exantas Real Estate Funding. Prior to joining C-III’s predecessor Centerline in 2008, he worked at Nomura Securities from May 2001 to May 2008 where he was a member of its Credit Committee and primarily responsible for CDO banking as a director of the CMBS CDO Banking Group from April 2007 to May 2008, and prior to that as a director and Head of Credit and Market Risk Management for Mortgage Finance. Mr. Pierro worked at Prudential Securities Incorporated from August 1998 to May 2001, Landesbank Hessen-Thuringen (Helaba) from June 1997 to August 1998 and Chase Manhattan Bank from June 1994 to June 1997, in the commercial real estate origination, underwriting and corporate risk management areas.

Shannon Stotts, age 46, has served as Managing Director and Chief Credit Officer of Exantas Real Estate Funding for the loan origination platform since July 2017. Ms. Stotts has served as Vice President of RCC Real Estate, Inc. since March 2018 and Vice President of Resource Real Estate, Inc. since January 2018. Ms. Stotts worked at Ten-X, as Head of Capital Markets, from November 2015 to June 2017 and worked at Natixis Real Estate Finance from October 2011 to November 2015 where she led the Floating Rate Capital Markets team. Prior to joining Natixis, Ms. Stotts worked at Lehman Brothers in the Global Real Estate Group from 2000 to 2011.

Brandon England, age 43, has served as Vice President of RCC Real Estate, Inc. since 2018. Mr. England has also served as the Chief Credit Officer of C-III Commercial Mortgage LLC from 2011 until its integration with Exantas Real Estate Funding LLC in February 2020 where he oversees the underwriting, credit and securitization of the fixed and floating rate lending programs. Prior to joining C-III’s predecessor Centerline Capital in 2008, where he was responsible for overseeing two CDOs and an equity fund, he worked at Nomura Securities from 2001 to 2008, where he was responsible for real estate securitization and was a member of Credit Committee. Mr. England also worked at JP Morgan from 1999 to 2001, and FINOVA Capital and its predecessors from 1997 to 1999, both in the commercial real estate origination and underwriting departments.

CORPORATE GOVERNANCE

Our Board of Directors and Its Committees

Our common stock is listed on the NYSE under the symbol “XAN,” and we are subject to the NYSE’s listing standards. The Board has determined that each of Messrs. Hart, Ickowicz, Kessler, Levin, Neff and Silverman satisfies the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these directors has no material relationship with us (other than being a director and/or a stockholder). In making its independence determinations, the Board sought to identify and analyze all of the facts and circumstances relating to any relationship between a director, his or her immediate family or affiliates and our Company and our affiliates and did not rely on categorical standards other than those contained in the NYSE rules.

The Board held a total of 16 meetings during fiscal year 2019. Each of the directors, other than Mr. Levin, attended at least 75% of the total number of meetings of the Board and (if applicable) of the committees on which he or she served during fiscal year 2019, and Mr. Levin attended 66% of the board and committee meetings.

The Board has four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Investment Committee. All of the members of each committee, other than the Investment Committee, are “independent” directors as that term is defined in the NYSE’s listing standards.

The Board believes that its structure and processes provide each director with an equal stake in the Board’s actions and oversight role and make them equally accountable to stockholders.

Executive Sessions. As set forth in our Corporate Governance Guidelines and in accordance with NYSE listing standards, the non-management directors have the opportunity to meet in executive sessions quarterly without management. The director who presides at these meetings is rotated among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee in the following order: Audit Committee chairman; Compensation Committee chairman; and Nominating and Governance Committee chairman. The Board believes that this rotation provides different directors the opportunity to guide the Board’s agenda and facilitates collegiality among board members.

Interested parties wishing to communicate directly with the non-management directors may contact the chairman of the Audit Committee, P. Sherrill Neff, at Quaker BioVentures, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104.

Board Self-Assessment. Pursuant to our Corporate Governance Guidelines and the charter of the Nominating and Governance Committee, every year our Nominating and Governance Committee oversees the evaluation process to ensure that the full Board conducts an assessment of its performance and effectiveness and solicits feedback for enhancement and improvement. Directors are provided with a questionnaire that they can complete to evaluate the Board and the committees, specifically focusing on areas of potential improvement. The Nominating and Governance Committee reviews the feedback and then discusses it with the full Board. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

Audit Committee. The Audit Committee reviews the scope and effectiveness of audits by the internal and independent accountants, is responsible for the engagement of independent accountants and reviews the adequacy of our internal financial controls. The Audit Committee is currently comprised of Messrs. Neff (Chairman), Hart and Kessler. The Board has determined that each member of the Audit Committee meets the independence standards for Audit Committee members set forth in the NYSE listing standards and in the Exchange Act and that Mr. Neff qualifies as an “audit committee financial expert” as that term is defined in the NYSE and Exchange Act rules and regulations. The committee held four meetings during fiscal year 2019. The Audit Committee charter is available on our website at www.exantas.com, and we will provide a printed copy to any stockholder who requests it.

Compensation Committee. The principal functions of the Compensation Committee are to:

•	review the compensation payable to our directors;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer the issuance of any stock or stock options issued to our employees and/or the employees of our Manager or its affiliates who perform services for us.

Under the management agreement with our Manager, our Manager assumes principal responsibility for managing our affairs and providing the personnel that we need to conduct our operations. Our Manager and its affiliates are responsible for paying the compensation of all such personnel and, consequently, such personnel do not receive separate compensation from us. However, we reimburse our Manager for all of the wages, salary and benefits established and paid by our Manager or an affiliate to our Chief Financial Officer and several accounting, finance, tax and investor relations professionals.

The members of the committee are Messrs. Kessler (Chairman), Levin and Neff. The committee held one meeting during fiscal year 2019. The Compensation Committee Charter is available on our website at www.exantas.com, and we will provide a printed copy to any stockholder who requests it.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to:

•

assist us in maintaining an effective and knowledgeable Board, including assisting the Board by identifying individuals qualified to become directors and recommend to the Board the director nominees for the next annual meeting of stockholders and the directors to be appointed to the Audit, Compensation and Nominating and Governance Committees; and

•	develop and recommend for the Board’s consideration governance guidelines for us.

The committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a recommended nominee. The committee seeks to ensure that the members of the Board and each committee satisfies all relevant NYSE listing standard requirements, applicable laws and requirements of our governance documents. The committee seeks to achieve a mixture of skills that are related to our business and seeks candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective. The nature of the specific qualifications, qualities or skills that the committee may look for in any particular director nominee is dependent on the qualifications, experience and skills of the rest of the directors at the time of any vacancy on the Board.

The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, if the Nominating and Governance Committee or Board decides not to re-nominate a member for re-election or if we decide to expand the Board, then the committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The members of the Nominating and Governance Committee are Messrs. Levin (Chairman), Ickowicz and Hart. The committee held one meeting during 2019. Our Corporate Governance Guidelines and Nominating and Governance Committee charter are both available on our website at www.exantas.com, and we will provide a printed copy to any stockholder who so requests it.

Stockholder Recommendations for Director Nominees. The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the committee considers the attributes of the candidate (including skills, experience, international versus domestic background, diversity and legal and regulatory requirements) and the mixture of skills and experience of the members of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying candidates beyond being committed to ensuring that no person would be excluded from consideration for service as a director as a result of their gender, race, religion, creed, sexual orientation or disability. The committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Stockholder Proposals for the 2021 Annual Meeting.” Recommendations should include the following:

•	such information as may be reasonably necessary to determine whether the director candidate is independent from the stockholder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Board; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NYSE.

The Board may also request such additional information concerning the proposed nominee as may be reasonably required to determine whether each person recommended by a stockholder meets the criteria discussed above and to enable us to make appropriate disclosures to stockholders.

Investment Committee. The Investment Committee reviews and approves loan originations and real estate, preferred equity and other investments that are between $35 million and $50 million. Investments under such threshold are approved only by our Manager’s investment committee, and investments over such threshold are approved by our full Board. The members of the committee are Messrs. Cohen (Chairman), Ickowicz, Kessler and Silverman. The committee held two meetings during fiscal year 2019.

Stockholder Ability to Amend Bylaws. In March 2020, our Board approved an amendment and restatement of our bylaws to allow our stockholders to amend the bylaws by the affirmative vote of a majority of the votes entitled to be cast on the matter by stockholders entitled to vote. Prior to this amendment, as permitted under Maryland law, our stockholders did not have the right to amend our bylaws. The Board’s decision to adopt this change was the result of extensive consideration and took into account many factors, including our commitment to strong corporate governance practices.

Communication with the Board. The Board has established a process for stockholders to send communications to it. Stockholders may communicate with the Board, or any director or committee chairperson, by writing to such parties in care of Michele R. Weisbaum, Senior Vice President, Chief Legal Officer and Secretary, Exantas Capital Corp., 1845 Walnut Street, 17th Floor, Philadelphia, PA 19103. Communications addressed to the Board generally will be forwarded either to the appropriate committee chairperson, all directors or the individual directors to whom the communication is addressed. Communications may be submitted confidentially and anonymously. Under certain circumstances, we may be required by law to disclose the information or identity of the person submitting the communication. No action was taken by the Board as a result of any communication received during fiscal year 2019 from a stockholder. Some concerns communicated to the Board also may be referred to our internal auditor or our Chief Legal Officer. The Chairman of the Board or the Chairman of the Audit Committee may direct that concerns be presented to the Audit Committee, or to the full Board, or that they otherwise receive special treatment, including retention of external counsel or other advisors.

Attendance at Annual Meetings. We do not have a formal policy regarding Board member attendance at our annual meeting of stockholders. All of our Board members attended last year’s annual meeting of stockholders, and we anticipate that all of them will attend the Meeting.

Director Orientation and Continuing Education. We believe that director orientation and continuing education are important to the Board’s ability to fulfill its responsibilities and enhance the overall effectiveness and performance of the Board. New directors participate in an onboarding process, which includes meetings with senior management, presentations on the Company’s strategic plans, financial statements and key issues, policies and practices. The Company requires directors to participate in continuing education programs on corporate governance, and in 2020 the Company joined the Board Leadership Program, which gives directors access to board education programs, conferences and other resources.

Stockholder Engagement. We make a conscious effort to engage with our stockholders by regularly attending investor conferences and holding one-on-one meetings and calls with stockholders and potential investors to gain a better understanding of the issues that are important to them. These meetings include existing stockholders who own our common or convertible securities as well as prospective investors and research analysts. Our management team discusses investment strategies, competitive positioning of the company and our financial performance and historical financial results. Our continuous dialogue helps ensure that our interests remain well aligned with those of our stockholders.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines provide for the separation of the offices of Chairman and Chief Executive Officer. Currently, Andrew L. Farkas serves as Chairman of the Board and Robert C. Lieber serves as Chief Executive Officer. We believe separating the Chairman of the Board and Chief Executive Officer positions provides the most effective leadership structure. It allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings and gives us the benefit of the significant expertise that both Messrs. Farkas and Lieber have in finance and real estate.

Risk management, led by our officers and the Board, is a company-wide function that is an integrated effort to identify, assess and manage risks that may affect our ability to execute on our business strategy and fulfill our business objectives. The Board’s role is to oversee this function. The Audit

Committee enhances the Board’s oversight of risk management. The Audit Committee’s role is also one of oversight, recognizing that management is responsible for executing our risk management policies. The Audit Committee’s responsibilities include discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also discusses guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also oversees our internal audit function and is responsible for monitoring the integrity, and ensuring the transparency, of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. Additionally, the Audit Committee monitors and evaluates potential credit risks with respect to our investments to address changing conditions as well as oversees the internal controls relating to credit risk management and disclosure. The Audit Committee incorporates its risk oversight function into its regular reports to the Board.

With respect to cybersecurity risk oversight, the Audit Committee receives periodic reports and/or updates from management on the primary cybersecurity risks that we and our Manager face and the measures we are taking to mitigate such risks. Additionally, the Audit Committee receives updates from management regarding changes to our cybersecurity risk profile or certain newly identified risks. The Audit Committee updates the Board on cybersecurity matters.

The Compensation Committee and the Nominating and Governance Committee assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. The Board reviewed with the Compensation Committee its compensation policies and practices applicable to our Manager that could affect our assessment of risk and risk management. Following such review, the Board determined that our compensation policies and practices, pursuant to which we pay no cash compensation to our officers and Resource America’s and C-III’s employees (with the exception of reimbursements for certain officers, which we discuss in the Compensation Discussion and Analysis) because they are compensated by Resource America or C-III, do not create risks that are reasonably likely to have a material adverse effect on us. The Board also considered that while we may grant shares of our stock to our officers, or Resource America’s or C-III’s employees, such grants align their interests with our interests and do not create risks that are reasonably likely to have a material adverse effect on us.

The Investment Committee exercises the authority of the Board to supervise our Manager’s compliance with the investment guidelines approved by the Board and to approve any proposed investments within the limits set forth in the investment guidelines described above.

Corporate Responsibility and Sustainability

We are a real estate finance company that primarily focuses on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. We do not have employees. Our executive officers are employees of Resource America or C-III and the management of our day-to-day operations is provided by the Manager, which is an indirect wholly-owned subsidiary of C-III. Through C-III, Resource America and the Manager, we demonstrate our commitment to corporate responsibility and sustainability that is built on a strong foundation of transparency, governance and ethics. We are committed to operating with integrity, contributing to the local communities surrounding our offices, promoting diversity and inclusion and being thoughtful stewards of natural resources in the following ways:

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Work Environment – We have equal employment opportunity hiring practices, policies and management of employees. We require all employees to complete a bi-annual anti-sexual harassment training and certification. We also have a policy against harassment and discrimination of any individual on the basis of any legally protected characteristic and our policy sets forth procedures for reporting discrimination and harassment and strictly prohibits discipline or retaliation against any employee for such reporting.

•

Environment – We maintain recycling programs and use energy-saving technology. We also have a business continuity plan to ensure the safety of our personnel, facilities and business functions in the event of a disaster.

•	Diversity and Inclusion –We have formal policies that prohibit discrimination and harassment.

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Community Investment – We support various charities in the communities surrounding our office locations. We have supported organizations that work to create and sustain affordable housing, revitalize low income neighborhoods and support community services and economic development such as our participation in Rebuilding Philadelphia.

•	Code of Business Conduct and Ethics – We have a strong corporate culture that promotes the highest standards of ethics and compliance for our business.

•

Anti-Bribery and Corruption Policies – We have policies on restricted payments that require full compliance with all applicable anticorruption laws. We have a whistleblower hotline for confidential reporting of any suspected violations.

Additionally, through our commercial real estate lending business, we focus on and evaluate all environmental risks associated with the properties that secure our loans. For example:

•

Environmental Site Assessments – We utilize a Phase I environmental site assessment to identify environmental conditions at the underlying properties that may have a material impact on the property being assessed.

•

Sustainability – We assess a property’s sustainability and marketability by reviewing characteristics including, but not limited to, tenant amenities such as bike storage and repair facilities and neighborhood walkability ratings.

•	Site Visits – We conduct periodic property site visits of such properties, which include physical inspection of the assets, including environmental considerations.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all directors, officers and employees. We will provide to any person without charge, upon request, a copy of our code of business conduct and ethics. Any such request should be directed to us as follows: Exantas Capital Corp., 1845 Walnut Street, 17th Floor, Philadelphia, PA 19103, Attention: Secretary. Our code of business conduct and ethics is also available on our website at www.exantas.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Messrs. Levin and Neff and our former director, Walter Beach, during fiscal year 2019. None of them was an officer or employee of ours or any of our subsidiaries or affiliated companies during fiscal year 2019 or was formerly an officer or employee of ours. None of our executive officers was a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during fiscal year 2019.

Report of the Audit Committee

The Audit Committee has approved the following report.

In connection with its function of overseeing and monitoring the Company’s financial reporting process, and the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”), the Audit Committee has:

•	reviewed and discussed the Company’s consolidated financial statements to be included in the 2019 Annual Report with the Company’s management;

•

discussed with the Company’s independent registered public accounting firm, Grant Thornton, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton; and

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based on the review and discussions referred to above, recommended to the Board of Directors that the consolidated audited financial statements be included in the 2019 Annual Report for filing with the SEC.

The Audit Committee has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors:

P. Sherrill Neff, Chairman

William B. Hart

Steven J. Kessler

2019 NON-EMPLOYEE DIRECTOR COMPENSATION

Our 2019 compensation package for non-employee directors was comprised of cash (annual retainer) and restricted stock awards. The annual pay package is designed to attract and retain highly-qualified, independent professionals to represent our stockholders. Our compensation package is also designed to create alignment between our directors and our stockholders through the use of equity-based grants. Each independent director is entitled to compensation consisting of an annual cash retainer of $65,000 and an annual restricted stock award valued at approximately $35,000 on the date of grant, which is the anniversary of the date on which each independent director became a director. In addition, the members of the Investment Committee (Messrs. Beach, Ickowicz, Kessler and Silverman) each received an additional $20,000 in cash, the members of the Audit Committee (Messrs. Neff, Beach, Hart and Kessler (prorated for his service) and Ms. Wiggins (prorated for her service)) each received an additional $10,000 in cash and the members of the Compensation Committee (Messrs. Beach, Levin and Neff) each received an additional $5,000 in cash. In addition, the chairmen of the Audit Committee and the Compensation Committee (Messrs. Neff and Beach, respectively) each received an additional restricted stock award valued at approximately $5,000. During 2019, Messrs. Ickowicz and Neff and Ms. Wiggins served on a special committee of the Board, formed to evaluate the acquisition of a loan portfolio from C-III Commercial Mortgage LLC. Members of the special committee each received $20,000 in cash for their service, and the chairman (Mr. Ickowicz) also received a restricted stock award valued at $10,000 for his service.

The following table sets forth director compensation for each of our non-employee directors for 2019:

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Walter T. Beach(3)	$100,000	$39,990	$3,574	$143,564
William B. Hart	$75,000	$34,994	$3,127	$113,121
Murray S. Levin	$70,000	$34,994	$3,127	$108,121
P. Sherrill Neff	$100,000	$39,990	$3,574	$143,564
Gary Ickowicz	$105,000	$44,998	$3,818	$153,816
Henry R. Silverman	$85,000	$34,994	$3,072	$123,066
Stephanie H. Wiggins(4)	$61,372	$34,997	$1,415	$97,784
Steven J. Kessler(5)	$88,028	$34,997	$3,777	$126,802
Andrew L. Farkas(6)	—	—	—	—
Jeffrey P. Cohen(6)	—	—	—	—

(1)

This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, based on the closing price of the Company’s common stock on the grant date. On February 1, 2019, Mr. Ickowicz was granted 3,308 restricted shares valued at $10.58 per share, the closing price on that day. On March 8, 2019, Messrs. Beach and Neff were each granted 3,762 restricted shares and Messrs. Hart and Levin were each granted 3,292 restricted shares valued at $10.63 per share, the closing price on that day. On June 3, 2019, Mr. Silverman was granted 3,164 restricted shares valued at $11.06 per share, the closing price on that day. On June 6, 2019, Ms. Wiggins was granted 3,170 restricted shares valued at $11.04 per share, the closing price on that day. On June 19, 2019, Mr. Ickowicz was granted 900 restricted shares valued at $11.11 per share, the closing price on that day for his service as chairman of the special committee. On September 30, 2019, Mr. Kessler was granted 3,078 restricted shares valued at $11.37 per share, the closing price on that day. The above represents all of the unvested restricted stock held by our Board at December 31, 2019.

(2)	Represents dividend payments on restricted shares.
(3)	Effective March 9, 2020, Mr. Beach resigned from the Board.
(4)	Effective July 19, 2019, Ms. Wiggins resigned from the Board.
(5)	Mr. Kessler joined the Audit Committee in September 2019.
(6)	Messrs. Farkas and Cohen do not receive compensation for their service as directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program for 2019. As such, this Compensation Discussion and Analysis does not address the impact of the coronavirus (COVID-19) on our business and financial results or our executive compensation for 2020. The Compensation Committee will consider such impacts when reviewing our 2020 executive compensation program and those compensation program decisions will be described in our proxy statement for next year’s annual meeting. We use our executive compensation program to attract, motivate and retain our named executive officers (“NEOs”) and other executives. In particular, we will explain how the Compensation Committee of the Board made 2019 compensation decisions for our 2019 NEOs:

•	Robert C. Lieber, our Chief Executive Officer;

•	Matthew J. Stern, our President;

•	David J. Bryant, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Thomas C. Elliott, our Executive Vice President - Finance and Operations; and

•	Eldron C. Blackwell, our Vice President and Chief Accounting Officer.

Objectives of Our Compensation Program

We are externally managed by our Manager pursuant to a management agreement among our Manager, Resource America and us. We do not have any employees. All of our NEOs are employees of C-III or Resource America. We have not paid, and do not intend to pay, any cash compensation to our NEOs. We do reimburse Resource America for the wages, salary and benefits paid to our Chief Financial Officer and Chief Accounting Officer and a portion of Mr. Elliott’s wages, salary and benefits. With the exception of our Chief Financial Officer who is fully dedicated to our operations, the management agreement does not require our NEOs to dedicate a specified amount of time to fulfilling the Manager’s obligations to us under the management agreement and does not require a specific amount or percentage of the fees paid to the Manager to be allocated to the NEOs. Our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock to our NEOs pursuant to our Second Amended and Restated Omnibus Equity Compensation Plan. These awards are designed to align the interests of our NEOs with those of our stockholders, by correlating their compensation to the performance of our stock and by allowing them to share in the creation of value for our stockholders through stock price appreciation and dividends. These equity awards are subject to time-based vesting requirements designed to promote the retention of management, incentivize long term objectives and achieve strong performance for us. These awards further provide us flexibility in our ability to enable Resource America and C-III to attract, motivate and retain talented individuals for our Manager.

Setting Executive Compensation

Our NEOs are employees of Resource America or C-III. The base salaries and cash incentive compensation paid to our Chief Financial Officer and Chief Accounting Officer are recommended by our Chief Executive Officer to the Compensation Committee for approval. The determination of the base salary and cash incentive compensation paid to our other NEOs is made solely by Resource America and/or C-III, as applicable. The analyses and determinations for our NEOs’ compensation are not based upon any particular compensation matrix or formula, but are instead based upon qualitative evaluations of their contributions to the Company. Resource America determines the base salary and bonus for Mr. Elliott and has allocated a portion of his wages, salary and benefits to us for reimbursement to Resource America beginning on July 1, 2017. Approximately 43% of the cash and stock award compensation paid to Messrs. Bryant, Elliott and Blackwell was for fixed pay (i.e., base salary) and approximately 57% was for incentive pay (i.e., cash bonus and stock award). We pay fees to our Manager pursuant to the management agreement, and although we do not control how such fees are allocated by Resource America or C-III, we believe that an unspecified portion of the base salary and cash incentive compensation paid to our NEOs is derived from fees paid by us. As discussed above, the management agreement does not require our NEOs to dedicate a specific amount of time to fulfilling the Manager’s obligations to us under the management agreement and does not require a specific amount or percentage of fees paid to the Manager to be allocated to the NEOs. The Manager does not compensate the employees of Resource America or C-III specifically for such services because these individuals also provide management and other services to other entities that are sponsored, managed or advised by affiliates of the Manager. As a result, the Manager is unable to segregate and identify the portion of the compensation paid or awarded to the NEOs by the Manager that relates solely to their services to us. As a result, we disclose the cash amounts paid by Resource America to our Chief Financial Officer and Chief Accounting Officer (for which we reimburse Resource America), our only two NEOs who devote their full business time to our affairs, in the Summary Compensation Table below.

Our Chief Executive Officer’s incentive stock compensation is determined by the Compensation Committee. All other grants of Exantas Capital Corp.’s incentive stock compensation are recommended by our Chief Executive Officer for approval by our Compensation Committee. Our Chief Executive Officer provides the Compensation Committee with key elements of our NEOs’ performance during the year and their contribution to the Company to assist the committee in its determinations and approvals. Our Chief Executive Officer, at the Compensation Committee’s request, might attend committee meetings to provide insight into our NEOs’ performance.

Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is available on our website at www.exantas.com. Our Compensation Committee determines compensation amounts after the end of our fiscal year and makes equity awards shortly thereafter. Our Compensation Committee has the discretion to issue equity awards at other times during our fiscal year.

Elements of Our Compensation Program

As described above, our NEOs do not receive cash compensation from us, although beginning in October 2009, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Financial Officer and in March 2014, we agreed to reimburse Resource America for the wages, salary and benefits of our Chief Accounting Officer. In addition, beginning in July 2017, we agreed to reimburse Resource America for a portion of the wages, salary and benefits of Mr. Elliott. Our Compensation Committee has, from time to time, granted equity awards in the form of restricted stock to our NEOs pursuant to our Second Amended and Restated Omnibus Equity Compensation Plan.

Grants of restricted stock reward stockholder value creation slightly differently than stock options. Restricted stock is impacted by all stock price changes, both increases and decreases. Restricted stock generally vests 33.33% per year and includes a right to receive dividends on unvested shares.

How We Determined 2019 Compensation

As discussed above, our Compensation Committee believes that it is important for our NEOs, who are employees of Resource America or C-III, to remain significantly aligned with the interests of our stockholders. Accordingly, we have traditionally made grants of restricted stock to such NEOs.

The restricted stock grants vest 33.33% per year over three years and have full voting and dividend rights. Our Compensation Committee analyzed the management agreement and reviewed how our operating costs compared to other REITs’ operating costs. Our Compensation Committee also considered our growth, complexity and performance. The Committee also considered the amount of our restricted stock that had been granted in recent years. In particular, the Compensation Committee desired to continue to build alignment between key employees of our Manager and our stockholders, provide meaningful incentive for the retention of such key employees and ensure that total compensation paid to our Manager and its employees is consistent with competitors in the commercial real estate lending industry. In January 2020, our Compensation Committee approved the awards discussed below for 2019, based upon our performance and the individual performance of our NEOs. In particular, this year our Compensation Committee focused on the efforts to increase commercial real estate (“CRE”) debt investments, strategically acquire CMBS investments, reduce our cost of capital, dispose of certain legacy CRE debt investments and non-core assets and reduce our other expenses. Our Compensation Committee also considered our ability to successfully originate, manage and finance quality investment products. Although the Compensation Committee considered each of these factors in making its compensation decisions, it did not attempt to rank or assign relative weight to any of the factors but rather applied its judgment in considering them in their entirety.

Upon our CEO’s recommendation, other than for himself, our Compensation Committee in January 2020 approved the following awards for fiscal year 2019:

•	Mr. Lieber was awarded 10,557 shares of restricted stock for fiscal year 2019, which had the same aggregate dollar value as the 12,278 shares of restricted stock awarded for fiscal year 2018.

•	Mr. Stern was awarded 12,668 shares of restricted stock for fiscal year 2019, a $25,000 increase in the aggregate dollar value over the 12,278 shares of restricted stock awarded for fiscal year 2018.

•	Mr. Elliott was awarded 8,445 shares of restricted stock for fiscal year 2019, which had the same aggregate dollar value as the 9,823 shares of restricted stock awarded for fiscal year 2018.

•	Mr. Bryant was awarded 8,445 shares of restricted stock for fiscal year 2019, which had the same aggregate dollar value as the 9,823 shares of restricted stock awarded for fiscal year 2018.

•

Mr. Blackwell was awarded 2,956 shares of restricted stock for fiscal year 2019, a $5,000 increase in the aggregate dollar value over the value of the 2,946 shares of restricted stock awarded for fiscal year 2018.

Compensation and Risks

We believe that the risks material to our business are those that derive from broad-based economic trends and specific trends relating to particular loans, assets securing such loans and properties we hold. We do not believe that these risks are materially affected by, or materially arise from our compensation policies, as our compensation is in the form of equity grants that typically vest over time. We believe this encourages our executives to focus on sustained share price appreciation, rather than short-term results.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated by reference into our 2019 Annual Report.

The Compensation Committee of the Board of Directors:

Steven J. Kessler, Chairman

Murray S. Levin

P. Sherrill Neff

EXECUTIVE COMPENSATION

Executive Compensation Summary

The following table sets forth certain information concerning the compensation earned for the fiscal years ended December 31, 2019, 2018 and 2017 for our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus		Stock Awards(3)	All Other Compensation(4)		Total
Robert C. Lieber	2019	—		—		$124,990	$25,620		$150,610
Chief Executive Officer	2018	—		—		$124,992	$11,894		$136,886
	2017	—		—		$149,993	$3,606		$153,599

David J. Bryant	2019	$302,237	(1)	$325,000	(1)	$99,998	$33,615	(2)	$760,850
Senior Vice President	2018	$302,237	(1)	$325,000	(1)	$99,994	$24,124		$751,355
Chief Financial Officer and Treasurer	2017	$275,000	(1)	$325,000	(1)	$99,998	$68,078		$768,076

Matthew J. Stern	2019	—		—		$124,990	$23,717		$148,707
President	2018	—		—		$124,992	$9,991		$134,983

Thomas C. Elliott	2019	$125,000	(5)	$187,500	(5)	$99,998	$36,927	(6)	$449,425
Executive Vice President –	2018	$130,590	(5)	$260,000	(5)	$99,994	$20,733		$511,317
Finance and Operations	2017	$80,000		$200,000		$149,993	$19,873		$449,866

Eldron C. Blackwell	2019	$200,995	(7)	$85,000	(7)	$29,990	$11,927	(7)	$327,912
Vice President and	2018	$200,189	(7)	$85,000	(7)	$30,000	$8,965		$324,154
Chief Accounting Officer	2017	$200,000	(7)	$75,000	(7)	$29,994	$34,053		$339,047

(1)

Mr. Bryant’s salary, bonus and benefits were paid by Resource America. We have reimbursed Resource America for Mr. Bryant’s salary, bonus and benefits since October 2009. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.

(2)	Includes a matching contribution under Resource America’s 401(k) plan as well as payment for parking.
(3)	Grant date fair value, valued in accordance with FASB Accounting Standards Codification Topic 718 as the closing price of our common stock on the grant date.
(4)	Represents dividend payments on unvested restricted shares as well as other compensation discussed in footnotes 2, 5 and 7.
(5)

Mr. Elliott’s salary, bonus and benefits were paid by Resource America. We began to reimburse Resource America for a portion of Mr. Elliott’s salary, bonus and benefits in July 2017. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.

(6)	Includes a matching contribution under Resource America’s 401(k) plan.
(7)

Mr. Blackwell’s salary, bonus and benefits were paid by Resource America. We began to reimburse Resource America for Mr. Blackwell’s salary, bonus and benefits in March 2014. Amounts represent salary and bonus earned for the years indicated, but may not have been paid in full in the respective years.

CEO PAY RATIO

As discussed in our 2019 Annual Report, as an externally managed company, we do not have any direct employees. As discussed in our 2019 Annual Report, Mr. Lieber, our CEO, does not receive any direct compensation from us for his services and we do not reimburse any affiliate for compensation paid to Mr. Lieber. Accordingly, the CEO to median employee pay ratio is not applicable.

GRANTS OF PLAN-BASED AWARDS TABLE

During 2019, we made restricted stock awards to our NEOs. There were no stock options granted during 2019. The following table sets forth information with respect to each of those awards on a grant-by-grant basis. Dividends are payable on awards of our stock, which vest 33.33% per year over a three year period after the date of grant.

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards(3)
Robert C. Lieber	1/22/2019	12,278	$124,990
David J. Bryant	1/22/2019	9,823	$99,998
Matthew J. Stern	1/22/2019	12,278	$124,990
Thomas C. Elliott	1/22/2019	9,823	$99,998
Eldron C. Blackwell	1/22/2019	2,946	$29,990

(1)	These restricted stock awards were granted in 2019 but relate to fiscal year 2018 compensation.
(2)

Does not include shares of restricted stock granted in 2020 as compensation earned for fiscal year 2019 as follows: Mr. Lieber – 10,557 shares; Mr. Bryant – 8,445 shares; Mr. Stern – 12,668 shares; Mr. Elliott – 8,445 shares; and Mr. Blackwell – 2,956 shares.

(3)	Based on the closing price of our stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information with respect to the restricted stock awards granted to our NEOs that were outstanding as of the end of fiscal year 2019:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(4)
Robert C. Lieber	6,010	(1)	$70,978
	8,680	(2)	102,511
	12,278	(3)	145,003

David J. Bryant	4,007	(1)	$47,323
	6,944	(2)	$82,009
	9,823	(3)	$116,010

Thomas C. Elliott	6,010	(1)	$70,978
	6,944	(2)	$82,009
	9,823	(3)	$116,010

Matthew J. Stern	4,007	(1)	$47,323
	8,680	(2)	$102,511
	12,278	(3)	$145,003

Eldron C. Blackwell	1,203	(1)	$14,207
	2,084	(2)	$24,612
	2,946	(3)	$34,792

(1)	These shares of restricted stock were awarded on January 25, 2017, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(2)	These shares of restricted stock were awarded on January 18, 2018, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(3)	These shares of restricted stock were part of a grant made on January 22, 2019, and the award provided for vesting at the rate of 33.33% per year on each anniversary of the grant date.
(4)	Based on the closing price of our common stock on December 31, 2019 of $11.81.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information regarding option awards exercised and restricted stock awards that vested during 2019 for our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Robert C. Lieber	—	—	10,349	$107,062
David J. Bryant	—	—	10,983	$113,763
Matthew J. Stern	—	—	8,346	$86,391
	—	—
Thomas C. Elliott	—	—	14,378	$149,667
	—	—
Eldron C. Blackwell	—	—	2,943	$30,476

(1)	Represents the per share market value of our common stock on the vesting dates multiplied by the number of shares vesting.

Potential Post-Employment Payments

We do not have employment or severance agreements with any of our NEOs and are not obligated to make any payments to our NEOs upon termination of employment. Pursuant to our stock award agreements, in the event that any NEO’s service is terminated (except in the case of death or disability), all unvested stock awards will immediately be forfeited by the NEO unless otherwise approved by the Compensation Committee at the time of termination. Additionally, if any NEO commits any act of malfeasance or wrongdoing affecting us or our affiliates, breaches any covenant not to compete or an employment contract with us or an affiliate or engages in conduct that would warrant its discharge for cause, all unvested stock awards will immediately be forfeited.

Anti-Hedging and Pledging Policies

We have a policy prohibiting directors, officers and employees from speculative trading in our securities, including hedging transactions, short selling, trading in put options, call options or other derivative securities or holding our securities in margin accounts. Our policy also prohibits directors, officers and employees from pledging our securities as collateral for a loan, except in certain limited circumstances and subject to prior approval by our chief legal counsel. To our knowledge, all such individuals are in compliance with these policies.

Equity Compensation Plan Information

The following table summarizes certain information about our 2005 Stock Incentive Plan and Second Amended and Restated Omnibus Equity Compensation Plan as of December 31, 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:
Options	10,000	$25.60
Restricted stock	420,962	N/A
Total	430,962		2,015,179

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships and Related Party Transactions

Relationship with C-III, Resource America and Certain of their Subsidiaries. Our Manager is a wholly-owned subsidiary of Resource America, which is a wholly-owned subsidiary of C-III, a leading commercial real estate investment management and services company engaged in a broad range of activities, including fund management, CDO management, principal investment, zoning due diligence and investment sales. C-III is indirectly controlled and partially owned by Island Capital, of which Mr. Farkas, our Chairman, is the managing member. Mr. Farkas is also chairman and chief executive officer of C-III. In addition, Robert C. Lieber, our Chief Executive Officer, and Matthew J. Stern, our President, are both executive managing directors of both C-III and Island Capital. Jeffrey P. Cohen, who is a member of our Board, is president of both C-III and Island Capital. Those officers and our other executive officers are also officers of our Manager, Resource America, C-III and/or affiliates of those companies. At December 31, 2019, C-III indirectly beneficially owned 780,025, or 2.4%, of our outstanding common shares.

Management Agreement

We have a management agreement with our Manager pursuant to which our Manager provides the day-to-day management of our operations. The agreement was amended and restated on December 14, 2017 and further amended on February 20, 2020. The management agreement requires our Manager to manage our business affairs in conformity with the policies and investment guidelines established by our Board. Our Manager provides its services under the supervision and direction of our Board. Our Manager is primarily responsible for the selection, purchase and sale of our portfolio investments, our financing activities and providing us with investment advisory services. Our Manager and its affiliates also provide us with a Chief Financial Officer and a sufficient number of additional accounting, finance, tax and investor relations professionals. Our Manager receives fees and is reimbursed for its expenses as follows:

•

A monthly base management fee equal to 1/12th of the amount of our equity multiplied by 1.50%. Under the management agreement, “equity” is equal to the net proceeds from issuances of shares of capital stock (or the value of common shares upon the conversion of convertible securities), less offering-related costs, plus or minus our retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less all amounts we have paid for common stock and preferred stock repurchases. The calculation is adjusted for one-time events due to changes in GAAP as well as other non-cash charges, upon approval of our independent directors.

•

Incentive compensation, calculated quarterly as follows: (A) 20% of the amount by which our Core Earnings (as defined in the management agreement) for a quarter exceeds the product of (i) the weighted average of (x) the per share book value of our common shares at September 30, 2017 (subject to adjustments for certain items of income or loss from operations or gain or loss on resolutions of the Plan assets from October 1, 2017 through December 31, 2018) and (y) the per share price (including the conversion price, if applicable) paid for our common shares in each offering (or issuance upon the conversion of convertible securities) by us subsequent to September 30, 2017, multiplied by (ii) the greater of (x) 1.75% and (y) 0.4375% plus one-fourth of the Ten Year Treasury Rate for such quarter; multiplied by (B) the weighted average number of common shares outstanding during such quarter; subject to adjustment (a) to exclude events pursuant to changes in GAAP or the application of GAAP as well as non-recurring or unusual transactions or events, after discussion between our Manager and the independent directors and approval by a majority of the independent directors in the case of non-recurring or unusual transactions or events, and (b) to deduct an amount equal to any fees paid directly by a taxable REIT subsidiary, or TRS, (or any subsidiary thereof) to employees, agents and/or affiliates of the Manager with respect to profits of such TRS (or subsidiary thereof) generated from the services of such employees, agents and/or affiliates, the fee structure of which shall have been approved by a majority of the independent directors and which fees may not exceed 20% of the net income (before such fees) of such TRS (or subsidiary thereof).

•

Per loan underwriting and review fees in connection with valuations of and potential investments in certain subordinate commercial mortgage pass-through certificates, in amounts approved by a majority of the independent directors.

•

Reimbursement of expenses for personnel of our Manager or its affiliates for their services in connection with the making of fixed-rate commercial loans by us, in an amount equal to one percent of the principal amount of each such loan made.

•	Reimbursement of out-of-pocket expenses and certain other costs incurred by our Manager and its affiliates that relate directly to us and our operations.

•

Reimbursement of our Manager’s (and its affiliates’) expenses for (A) the wages, salaries and benefits of our Chief Financial Officer and (B) a portion of the wages, salaries and benefits of our accounting, finance, tax and investor relations professionals, in proportion to such personnel’s percentage of time allocable to our operations.

Incentive compensation is calculated and payable quarterly to our Manager to the extent it is earned. Up to 75% of the incentive compensation is payable in cash and at least 25% is payable in our common stock. Our Manager may elect to receive more than 25% of its incentive compensation in common stock.

The management agreement’s current contract term ends on March 31, 2021, and the agreement provides for automatic one year renewals on such date and on each March 31 thereafter until terminated in accordance with its terms.

For the year ended December 31, 2019, our Manager earned base management fees of approximately $8.3 million, of which $701,000 was payable as of December 31, 2019. For the year ended December 31, 2019, our Manager earned incentive management fees of $606,000, of which $455,000 was paid in cash and $151,000 was paid in common stock. During the year ended December 31, 2019, we reimbursed our Manager $4.2 million for compensation expenses and costs. Also, at December 31, 2019, we had payables to Resource America and its subsidiaries pursuant to the management agreement aggregating approximately $1.1 million.

At December 31, 2019, we retained equity in five securitization entities that were structured for us by our Manager, although three of the securitization entities have been substantially liquidated. Under the management agreement, our Manager was not separately compensated by us for executing these transactions and is not separately compensated for managing the securitization entities and their assets.

Relationship with Resource Real Estate, LLC. Resource Real Estate, LLC, an indirect wholly-owned subsidiary of Resource America and C-III, originates, finances, services and manages our commercial real estate loan portfolio. We reimburse Resource Real Estate for loan origination costs associated with all loans originated. At December 31, 2019, we had a receivable from Resource Real Estate of $101,000 for a loan deposit.

Resource Real Estate served as special servicer for the following liquidated real estate debt securitization transactions, which provided financing for our commercial real estate loan portfolio: (i) Resource Capital Corp. 2014-CRE2, Ltd., a $353.9 million securitization that closed in July 2014 and liquidated in August 2017; (ii) Resource Capital Corp. 2015-CRE3, Ltd., a $346.2 million securitization that closed in February 2015 and liquidated in August 2018; (iii) Resource Capital Corp. 2015-CRE4, Ltd., a $312.9 million securitization that closed in August 2015 and liquidated in July 2018; and (iv) Resource Capital Corp. 2017-CRE5, Ltd., a $376.7 million securitization that closed in July 2017 and liquidated in July 2019. Resource Real Estate also serves as special servicer for Exantas Capital Corp. 2020-RSO8, Ltd., a $522.6 million securitization that closed in March 2020. With respect to each specialty serviced mortgage loan, Resource Real Estate receives special servicing fees, payable monthly on an asset-by-asset basis. Resource Real Estate did not earn any special servicing fees during the year ended December 31, 2019.

Relationship with C-III Commercial Mortgage LLC and C-III Asset Management. In May 2019, RCC Real Estate, Inc. entered into a Mortgage Loan Sale and Purchase Agreement (the “May 2019 Loan Acquisition Agreement”) with C-III Commercial Mortgage LLC (“C-III Commercial Mortgage”), a wholly-owned subsidiary of C-III, that provided for the acquisition by RCC Real Estate of certain commercial real estate loans on a servicing-released basis at par, plus accrued and unpaid interest on each such loan for an aggregate purchase price of $197.6 million. In accordance with the terms of the May 2019 Loan Acquisition Agreement, C-III Commercial Mortgage retains the right to receive any borrower-paid exit fee in excess of 0.50% of the outstanding principal balance. During the year ended December 31, 2019, C-III Commercial Mortgage earned approximately $108,000 in exit fees and we did not have any outstanding payables to it at December 31, 2019.

C-III Asset Management LLC (“C3AM”), a former wholly-owned subsidiary of C-III, served as the primary servicer for the commercial real estate loans acquired in the May 2019 Loan Acquisition Agreement and for the commercial real estate loans collateralizing RCC 2017-CRE5, Exantas Capital Corp. 2018-RSO6, Ltd. (“XAN 2018-RSO6”), a $514.2 million securitization that closed in June 2018, and Exantas Capital Corp. 2019-RSO7, Ltd. (“XAN 2019-RSO7”), a $687.2 million securitization that closed in April 2019. C3AM received servicing fees, payable monthly on an asset-by-asset basis. C3AM also served as special servicer for XAN 2018-RSO6, XAN 2019-RSO7 and Wells Fargo Commercial Mortgage Trust 2017-C40, of which we purchased 95% of the Class E, F, G, H and J (B-piece) certificates of this trust, under which it received a base special servicing fee. During the year ended December 31, 2019, C3AM earned approximately $565,000 and we had a payable to C3AM of approximately $37,000 at December 31, 2019. On December 31, 2019, C3AM was sold by C-III to an unaffiliated third party. As such, C3AM is no longer a related party under common control effective January 1, 2020.

Policies and Procedures Regarding Related Party Transactions

We have established written policies regarding investing in investment opportunities in which our Manager, Resource America or C-III has an interest and regarding investing in any investment fund or CLO or CDO vehicles structured, co-structured or managed by our Manager, Resource America or C-III.

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We will not be permitted to invest in any investment fund, CLO or CDO structured, co-structured or managed by our Manager, Resource America or C-III other than those structured, co-structured or managed primarily on our behalf unless approved by a majority of our independent directors. Our Manager, Resource America and C-III will not receive base asset management fees allocable to us from any such investment vehicle to the extent we invest in it.

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Unless approved by a majority of our independent directors, we will not be permitted to enter into any transaction with our Manager, Resource America or C-III or any investment entity or fund managed by them, including but not limited to purchasing any investment from, or selling any investment to, them, except that we may purchase an investment originated by our Manager, Resource America or C-III if it was originated either (i) within 60 days before such investment is acquired by us or (ii) with the specific intent to sell it to us.

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Investments that may be appropriate for us, on the one hand, and one or more of our Manager, Resource America, C-III or investment funds or entities managed or advised by any of them, on the other hand, are generally required to be allocated between us and such other entities in accordance with C-III’s allocation policies and procedures in effect from time to time.

Except as described above, we have not adopted a policy that expressly prohibits transactions between us and any of our directors, officers, employees, security-holders or affiliates. However, our code of business conduct and ethics prohibits any transaction that involves an actual or potential conflict, except for transactions permitted under guidelines that may be adopted by our Board. No such guidelines have been adopted as of the date of this proxy statement. In addition, our Board may approve a waiver of the code of business conduct and ethics for a specific transaction, which must be reported to our stockholders to the extent required by applicable law or NYSE rules.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires our Board to provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, although we do not pay cash compensation to any of our NEOs, we do reimburse Resource America for the compensation and benefits paid to our Chief Financial Officer, Chief Accounting Officer and a portion of the compensation and benefits paid to our Executive Vice President - Finance and Operations. Further, we make awards under our equity compensation plans to align the interests of our NEOs with those of our stockholders, by connecting their compensation to the performance of our stock and by allowing them to share in the creation of value for our stockholders through stock price appreciation and dividends.

This vote is non-binding. However, we highly value the opinions of our stockholders. Accordingly, the Board and the Compensation Committee will take the results of this advisory vote into consideration with respect to future executive compensation arrangements for our NEOs.

For the reasons set forth above, the Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, is hereby approved.”

THE BOARD OF DIRECTORS HEREBY RECOMMENDS A VOTE FOR THE ADVISORY

RESOLUTION SET FORTH IN THIS PROPOSAL 2, APPROVING THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2020. Although approval is not required by our Bylaws or otherwise, the Board is submitting the appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. If the selection of Grant Thornton is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed by Grant Thornton, our independent auditors, for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2019 and 2018 (including a review of internal controls for the years ended December 31, 2019 and 2018 as required under Section 404 of the Sarbanes-Oxley Act of 2002) and for the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q during each of the years then ended were $848,000 and $846,000, respectively.

Audit-Related Fees. We did not incur any audit-related fees in 2019 or 2018.

Tax Fees. Fees totaling $138,000 and $184,000 were paid to Grant Thornton for professional services related to tax compliance, tax advice or tax planning for the years ended December 31, 2019 and 2018, respectively.

All Other Fees. We did not incur any fees in 2019 and 2018 for other services not included above.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton as well as the fees charged by Grant Thornton for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services were pre-approved during the year ended December 31, 2019.

THE BOARD OF DIRECTORS HEREBY RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE SELECTION OF GRANT THORNTON LLP TO AUDIT OUR FINANCIAL

STATEMENTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

STOCKHOLDER PROPOSAL OR DIRECTOR NOMINATIONS

FOR THE 2021 ANNUAL MEETING

Deadline for Inclusion of Stockholder Proposal or Nomination in 2021 Proxy Statement

A stockholder who desires to include a proposal or director nomination in our 2021 proxy statement must submit such proposal or nomination to our Secretary no later than December 28, 2020. Such items must comply with the eligibility standards promulgated by the SEC and all of the requirements of Rule 14a-8 of the Exchange Act.

Advance Notice Requirement for Stockholder Proposal or Nomination

Under our Bylaws, any stockholder who wishes to nominate a candidate for election as a director or present a proposal at our 2021 annual meeting of stockholders, but not for inclusion in our proxy statement, must deliver written notice to our Secretary no earlier than November 28, 2020 and no later than December 28, 2020. The notice must contain all of the information required by our Bylaws. See below for a summary of the notice requirements. A copy of our Bylaws may be obtained upon request to our Secretary.

Pursuant to our Bylaws, our stockholders may nominate candidates for election to our Board and propose other business to be considered by providing timely notice as follows:

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The notice must be delivered to our Secretary not earlier than the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days, a notice to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the close of business on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

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The notice must set forth: (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Company that are beneficially owned by such individual, (C) the date such shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (which means (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of shares of stock of the Company owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Company that are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii), the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and (v) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director or the proposal of other business on the date of such stockholder’s notice.

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Upon written request by the Secretary or the Board or any committee thereof, any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall provide, within five business days (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board or any committee thereof or any authorized officer, to demonstrate the accuracy of any information submitted by such stockholder.

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Notwithstanding the foregoing, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to stockholder proposals and director nominations.

ANNUAL REPORT ON FORM 10-K

Our 2019 Annual Report, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2019, are available free of charge on the Investor Relations page on our website at www.exantas.com. We will provide by mail, without charge, a copy of our annual report at your request. We will also furnish any exhibit to the annual report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to our Secretary at 1845 Walnut Street, 17th Floor, Philadelphia, PA 19103.

EXANTAS CAPITAL CORP. 1845 WALNUT STREET 17TH FLOOR PHILADELPHIA, PA 19103 SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D10470-P38648 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EXANTAS CAPITAL CORP. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors For Against Abstain Nominees: 1a. Jeffrey P. Cohen ! ! ! 1b. Andrew L. Farkas ! ! ! 1c. William B. Hart ! ! ! 1d. Gary Ickowicz ! ! ! 1e. Steven J. Kessler ! ! ! 1f. Murray S. Levin ! ! ! 1g. P. Sherrill Neff ! ! ! 1h. Henry R. Silverman ! ! ! Please indicate if you plan to attend this meeting. ! ! Yes No The Board of Directors recommends you vote FOR the For Against Abstain following proposals: 2. APPROVE THE NON-BINDING RESOLUTION ON ! ! ! COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. 3. RATIFY THE APPOINTMENT OF GRANT THORNTON LLP ! ! ! AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020. NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D10471-P38648 EXANTAS CAPITAL CORP. Annual Meeting of Stockholders June 10, 2020 at 11:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Robert C. Lieber and Michele R. Weisbaum, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EXANTAS CAPITAL CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM EDT on June 10, 2020, or any adjournment or postponement thereof. If you sign your proxy card or voting instruction card with no further instructions, the shares will be voted in accordance with the recommendations of the Board, FOR: the election of all directors in Proposal 1, the approval of the Say on Pay vote in Proposal 2, and the ratification of the independent registered public accounting firm in Proposal 3. Continued and to be signed on reverse side